NEWS RELEASE

Contact: Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com

Shelley Whiddon – Media
972-348-4310
Shelley.whiddon@alliancedata.com

Epsilon
Jessica Simon – Media
212.457.7135
jsimon@epsilon.com

EPSILON EXPANDS MARKETING RELATIONSHIP WITH LA QUINTA INNS & SUITES

Epsilon to Now Provide Permission-Based Email Marketing Services; Will Continue to Support and
Manage La Quinta Returns® Loyalty Program

DALLAS, Texas (February 25, 2010) – Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its Epsilon subsidiary has signed a new multi-year agreement with Dallas-based La Quinta to provide permission-based email marketing services. In addition, La Quinta has also agreed to renew its existing agreement for Epsilon’s ongoing support and management of La Quinta Returns®, its frequent guest program.

An Epsilon client since 2002, La Quinta is one of the largest operators of mid-scale hotels in the United States, with over 80,000 rooms. La Quinta operates and provides franchise services to more than 790 hotels in the United States, Canada and Mexico under La Quinta Inn® and La Quinta Inn& Suites® brands. The La Quinta Returns® program allows its members to earn points redeemable for future reservations at La Quinta hotels as well as airline miles or credits, gift cards and more.

The loyalty marketing database platform Epsilon provides supports La Quinta’s frequent guest program, La Quinta Returns®. This program is geared toward increasing repeat customers, increasing the number of La Quinta Returns® program members and enhancing customer service to existing La Quinta Returns® members. Epsilon’s state-of-the-art email marketing platform will enable La Quinta to create and deploy permission based targeted emails leveraging customer data that is collected through the various customer touchpoints. In addition, La Quinta will leverage Epsilon’s analytics services which help them better target customers, resulting in incremental stays. In addition, these services will help identify potential attrition risks and opportunities to better communicate to those individuals.

“Over the course of our relationship with Epsilon, we’ve experienced significant growth and return on our marketing investment. The addition of email marketing services represents the next phase in our growing partnership,” said Mike Case, vice president of loyalty marketing at La Quinta. “As our network expands and we build our brand, Epsilon provides unique and relevant opportunities to connect with our customer base.”

According to Bryan Kennedy, president of Epsilon, “We are excited to expand our partnership with a long-standing client like La Quinta. With vast travel and hospitality experience, Epsilon is well-positioned to provide the services and functionality needed by La Quinta to support the accelerated growth of the Returns® program.”

About La Quinta

LQ Management L.L.C. is one of the largest operators of limited-service hotels in the United States. Based in Dallas, Texas, the Company operates and provides franchise services to nearly 800 hotels in 46 states, Canada and Mexico under the La Quinta Inn® and La Quinta Inn & Suites® brands. For reservations or more information about La Quinta, please visit www.LQ.com or call 1-800-SLEEPLQ.

About Epsilon

Epsilon is the industry’s leading marketing services firm. Ad Age ranks Epsilon #1 U.S. Direct Marketing Agency. Services include strategic consulting, database and loyalty technology, proprietary data, predictive modeling and a full range of creative and interactive services including brand and promotional development, web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world’s largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data

Alliance Data (NYSE:  ADS) and its family of businesses is a leading provider of loyalty and marketing solutions derived from transaction-rich data.  Through the creation and deployment of customized solutions that measurably change consumer behavior, Alliance Data helps its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. The Company manages millions of customer relationships for some of North America’s largest and most recognizable brands, helping them grow their businesses and drive profitability. Headquartered in Dallas, Alliance Data employs approximately 7,000 associates at approximately 50 locations worldwide.  Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne™, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program.  For more information about the company, visit its web site, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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